Exhibit 99.1
FOR IMMEDIATE RELEASE

Trade Contact: Suzanne White Interphase Corporation (214) 654-5388 pr@iphase.com	Investor Contact: Joseph Hassett Interphase Corporation (866) 630-INPH ir@iphase.com
Interphase Announces Resignation of CFO
PLANO, Texas, August 29, 2005 — Interphase Corporation (NASDAQ: INPH), an international supplier of next-generation networking technologies, today announced that Steven P. Kovac, Chief Financial Officer, Vice President of Finance and Treasurer, has resigned to pursue other interests. Thomas N. Tipton, Corporate Controller, Director of Finance and Assistant Secretary, has been named interim Chief Financial Officer, Vice President of Finance and Treasurer until a successor is identified. Interphase will be conducting an internal and external search for a successor.
Greg Kalush, President and Chief Executive Officer, said, “We extend our sincere gratitude to Steve for his leadership and guidance during his tenure at Interphase. We wish Steve success in his future endeavors.”
Mr. Kovac served as Interphase’s Chief Financial Officer, Vice President of Finance and Treasurer since joining the Company in 1999. Prior to joining Interphase, Mr. Kovac served as Chief Operating Officer and Chief Financial Officer for TPN Inc., a satellite television network.
“I am very appreciative of the opportunity to serve as CFO of Interphase during the past six years. The Company has built a solid financial foundation, sound accounting practices and internal controls, maintained quality financial reporting and has a number of positive opportunities ahead of it,” said Mr. Kovac. “I will deeply miss the incredible people at Interphase with whom I have had the privilege of sharing many challenges and memorable achievements. I wish them continued success.”
Mr. Tipton joined Interphase in January of 2000 as Financial Planning and Analysis Manager and has served as Corporate Controller since December of 2000. Prior to joining Interphase, Mr. Tipton served in various positions in the audit division of Arthur Andersen LLP.
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Interphase Announces Resignation of CFO, Page 2
About Interphase Corporation
Interphase Corporation (NASDAQ: INPH) designs and delivers high performance connectivity adapters for computer and telecommunication networks. The company’s products connect computer and telecommunication servers to storage area networks (SAN), wide area networks (WAN) and local area networks (LAN) utilizing Fibre Channel, Asynchronous Transfer Mode (or ATM), SS7, Frame Relay and ISDN technologies. Headquartered in the Dallas Ft. Worth Metroplex with sales offices across the globe, Interphase 2004 revenues were $35.0 million. Clients include Hewlett Packard, Ericsson, Motorola Inc., Fujitsu Ltd., Nortel Networks Ltd., Lucent Technologies, Samsung, Lockheed Martin and Raytheon. Additional information about Interphase and its products is available through the company’s web site at www.interphase.com.
Safe Harbor
This press release contains forward-looking statements with respect to financial results and certain other matters. These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, without limitation, fluctuations in demand, the quality and price of similar or comparable networking products, access to sources of capital, general economic conditions in the company’s market areas, and that future sales and growth rates for the industry and the company could be lower than anticipated.
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The Interphase logo is a registered trademark of Interphase Corporation.